Exhibit 10.12.1

August 20, 2010

Dear James:

This letter will formally set forth our offer of employment with InvenSense, Inc. (the “Company”), and shall supersede all other verbal and written offers. We are pleased to offer you the position of Corporate Controller reporting initially to Mark Voll. As such, you will be responsible along with the rest of the Company’s team for the successful execution of the Company’s business plan. More specifically, you will be responsible for the following tasks and duties:

1.	Responsible for the financial reporting of the Company

2.	Perform all services necessary to run the daily financial operations of the Company

3.	Oversee the coordination and activities of independent auditors ensuring audit issues are resolved and compliance matters are met

4.	Ensure system of internal controls and procedures are installed and maintained

5.	Perform other duties and tasks that may be assigned from time to time

Your base salary will be One Hundred Seventy Five Thousand Dollars ($175,000) per annum. Upon becoming a full time employee of the company, your base salary, benefits, and any additional compensation and bonuses will be payable in accordance with the Company’s standard payroll and benefit policies including tax withholding. In addition you will be compensated based on the following schedule:

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You will receive Thirty Thousand dollars ($30,000) compensation based on your annual performance achievements calculated on quarterly goals performance. Payment will be made on the completion of your 1st anniversary with the Company.

Upon your acceptance of the employment offer set forth in this letter, you will be recommended for a standard employee stock option plan grant of Company Common Stock, subject to approval by the administrator of the Company’s Stock Incentive Plan and at a price per share determined by or in accordance with policies adopted by the Board of Directors. The stock option Grant shall be for Eighty Thousand shares, (80,000). These shares shall be vested over a four-year period at the rate of 25% of the shares after completion of the first twelve months of service and 1/48th per month thereafter, and are in accordance to the Company’s Stock Incentive Plan grants.

Like all of the other employees of the Company your employment by the Company will constitute an “at will” employment and can be terminated at any time upon notice by either yourself or the Company management. This offer will be contingent upon your acceptance of the company’s Employee Proprietary Information Agreement. Also, you must establish your identity and authorization to work as required by the Immigration

1197 Borregas Ave    •    Sunnyvale, California 94089    •    Tel 408.988.7339    •    Fax 408.988.8104

www.invensense.com

Reform and Control Act of 1986 (IRCA). Enclosed is a copy of the Employment Verification Form (I-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.

Your start date must be September 2, 2010 or sooner if mutually agreed.

This offer will expire on August 20, 2010 at 7:00PM.

If the foregoing correctly reflects our understanding please sign where indicated below. We are very pleased and excited about your acceptance of our offer of employment. We believe you can add a lot of value to the company and we are looking forward to our working together.

Very Truly Yours,

INVENSENSE, INC.

/s/ Steve Nasiri

Steve Nasiri, President & CEO

Accepted

/s/ Jim Callas August 20, 2010
Date

Start Date:	September 2, 2010

1197 Borregas Ave    •    Sunnyvale, California 94089    •    Tel 408.988.7339    •    Fax 408.988.8104

www.invensense.com

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